CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Daily Net Asset Value Trust, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Daily Net Asset Value Trust
Acquires Additional Family Dollar Properties

New York, NY, February 1, 2012 – American Realty Capital Daily Net Asset Value Trust, Inc. (“the “Company”) announced that on January 31, 2012, it purchased two additional freestanding, single-story Family Dollar stores located in Kansas, Oklahoma and Gloster, Mississippi, for an aggregate contract purchase price of approximately $1.7 million, exclusive of closing costs. The sellers of the properties do not have a material relationship with the Company and acquisitions were not affiliated transactions.

The Kansas, Oklahoma property consists of 8,320 rentable square feet and is leased to a wholly-owned subsidiary of Family Dollar Stores, Inc. (NYSE: “FDO”), which has guaranteed the tenant’s obligations under the lease. The lease commenced in August 2011 and has a 10-year term expiring in June 2021.

The Gloster, Mississippi property consists of 8,000 rentable square feet and is leased to a wholly-owned subsidiary of Family Dollar Stores, Inc. (NYSE: “FDO”), which has guaranteed the tenant’s obligations under the lease. The lease commenced in June 2011 and has an 11-year term expiring in June 2022.

On each day that the New York Stock Exchange is open (a business day), investors may obtain the daily determination of the Company’s NAV per share for each class of shares by calling the Company’s toll-free telephone line at 1-866-532-4743 or by visiting its website at www.arcdailynav.com.

American Realty Capital Daily Net Asset Value Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Daily Net Asset Value Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.